Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

April 13, 2022

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Re:	Registration Statement of Oncocyte Corporation

We have acted as counsel to Oncocyte Corporation, a California corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of shares (the “Preferred Stock”) of the Company’s Series A convertible preferred stock, no par value, and the shares (the “Common Stock”) of the Company’s shares of common stock, no par value per share, issuable upon conversion of the Preferred Stock pursuant to a shelf Registration Statement on Form S-3 (File No. 333- 256650), initially filed by the Company with the Commission on May 28, 2021 and declared effective by the Commission on June 8, 2021, a prospectus dated June 8, 2021 (the “Prospectus”), and a related prospectus supplement to be filed by the Company related thereto (the “Prospectus Supplement”). The Preferred Stock will be issued and sold pursuant to a Securities Purchase Agreement or series of Purchase Agreements of like tenor, between the Company and the purchasers of Preferred Stock (the “Purchase Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including but not limited to the Registration Statement, Prospectus, Prospectus Supplement, Purchase Agreement, and a Certificate of Determination of Preferences, Rights, and Limitations of the Preferred Stock (the “Certificate of Determination”). With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

A.	Upon filing of the Certificate of Determination with the Secretary of State of California, the Preferred Stock will be duly authorized, and when issued and sold in the Offering pursuant to the terms and conditions of the Purchase Agreements and pursuant to the Registration Statement, Prospectus, and the Prospectus Supplement, against payment in full of the subscription price therefor, the Preferred Stock will be legally and validly issued, fully paid, and non-assessable.

B.	When issued upon conversion of duly issued and outstanding shares of Preferred Stock pursuant to the terms and conditions of the Preferred Stock and pursuant to the Registration Statement, Prospectus, and Prospectus Supplement, the shares of Common Stock so issued will be legally and validly issued, fully paid, and non-assessable.

Our opinion herein is expressed solely with respect to the Preferred Stock and Common Stock being validly issued, fully paid and non-assessable in reliance upon the opinion of Thompson Welch Soroko & Gilbert LLP with respect to the laws of the State of California. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 13, 2022 and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP